WK-175662
Certificate Of Incorporation

I, JOY A. RANKINE                                Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP.22, that all requirements of the said Law in respect of registration were complied with by

III TO I INTERNATIONAL MARITIME SOLUTIONS CAYMAN, INC.

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 13th of October Two Thousand Six

Given under my hand and Seal at George Town in the Island of Grand Cayman this 13th day of October Two Thousand Six

/S/
Assistant Registrar of Companies,
Cayman Islands.